Exhibit 10.1

AGREEMENT FOR REFURBISHMENT AND OPERATION OF DRILLING RIG

This agreement (the "Agreement") is entered as of August _______, 2006 (the "Effective Date") between Green River Drilling, LLC ("Green River"), whose address is 501 WCR 109, Venus, TX 76084 and Daybreak Oil & Gas, Inc. ("Daybreak"), whose address is 601 W. Main Ave, Spokane, WA 99201.

WHEREAS, Green River owns a drilling rig now stored in Abilene, TX, and desires to refurbish the rig to drill for oil and gas, and

WHEREAS, Daybreak desires to provide Green River funds sufficient to refurbish the drilling rig in exchange for a "preferred" right to the use of the drilling rig to drill wells owned by Daybreak.

THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Daybreak's Funding Obligation

1. Within two business days of the Effective Date, Daybreak shall deliver the sum of $200,000.00 by wire transfer into the account of Green River pursuant to wiring instructions attached hereto on Schedule 1.

2. Beginning on_________________, August ______, 2006, and on the same day of each immediately subsequent week Daybreak shall deliver the sum of $100,000.00 by wire transfer into the same account of Green River until a total of $600,000.00 (including the initial $200,000 payment) has been paid.

3. Simultaneous with the execution of this Agreement and in reliance upon Daybreak making each of said payments, Green River has executed a promissory note and security agreement in the amount of $600,000.00 to evidence its obligation to repay so much of the funds delivered by Daybreak as used for repairing and refurbishing the rig.

Green River's Obligation to Refurbish

4. Green River will use commercially reasonable efforts to use the funds provided by Daybreak to purchase materials, hire labor and perform services necessary to repair and refurbish the rig so that it is capable of drilling an oil and/or gas well to a total depth of 9,500 feet within 45 to 60 days of the Effective Date.

5. Green River agrees to purchase materials and use commercially reasonable efforts to hire as many workers as are necessary to refurbish the rig using four separate crews simultaneously. Green River anticipates that the following tasks will be performed at the following location:

a. Abilene Location 1 (Holden/Hossco yards) – Sandblast & Paint Rig;

b. Abilene Location 2 (Hossco yard – Mud Pumps/Rotary Table/Swivel;

c. Abilene Location 3 (Hossco yard) – Derrick/Sub/Drawworks;

d. Venus Location 4 (Harden yard) – Pony Subs/Bottom Dog House.

6. Green River will inform Daybreak weekly on the progress of refurbishment and report actual costs compared to costs estimated in the budget attached to this Agreement as Exhibit "A".

7. If refurbishment costs exceed $600,000.00, the parties may agree to share the additional expenses equally or, at Green River's option, Daybreak will loan such additional funds as are necessary to complete the project. In either case, upon receipt of funds in excess of $600,000.00 from Daybreak, Green River will execute a second promissory note and security agreement in a principal amount equal to the additional funds loaned by Daybreak. Notwithstanding the foregoing, at any time when Green River anticipates that the costs of refurbishment will exceed $800,000, the parties will promptly meet to discuss the cost overruns, and Green Rive will not be authorized to spend funds or incur debts for refurbishment in excess of $800,000 without prior approval of Daybreak. If costs of refurbishment are less than $600,000.00 any funds delivered by Daybreak but not utilized by Green River in the repair and refurbishment of the rig will be retained by Green River and utilized as determined by Green River.

Operation of the Rig After Repairs

8. Upon completion of refurbishment, Green River reserves the opportunity to drill a well ("Test Well") for a third party in the vicinity of Abilene, TX, in order to test the rig prior to moving the rig to a well location desired by Daybreak.

9. By no later than the date Green River has completed drilling of the Test Well, Daybreak will provide Green River a schedule of locations to be drilled during the first year.

10. The parties will enter into IADC-form Daywork Drilling Contracts, in which Daybreak, subject to paragraph 15 below, will be given the opportunity to utilize the rig exclusively for a period of three (3) years in exchange for a 2.5% discount from Green River's customary working day rate in existence at the time of the spudding of each well covered by each contract.

11. Upon written request by Green River, Daybreak will prepay, subject to the offset described in paragraph 10 above, the estimated costs of mobilization (if borne by Green River), drilling and other work anticipated by Green River for each well prior to the spudding of each well. If such request has been made by Green River but such prepayment has not been delivered by Daybreak, Green River may delay spudding until such time as prepayment is made.

12. Green River agrees to hire qualified and experienced personnel to operate the rig during drilling, and will use commercially reasonable efforts to maintain a full crew at all times (2 shifts of 2 personnel plus 1 tool pusher (9 total) on a 14 days on/off rotating schedule – 18 total). Additionally, Green River agrees to provide adequate workers compensation/occupational injury insurance for its personnel and implement a safety program.

13. Green River agrees to provide General Liability ($1,000,000.00 each occurrence) & Property ($1,400,000.00 limit) insurance prior to spudding the Test Well and maintain such insurance in force while drilling for Daybreak

14. If at any time while the rig is under contract to Daybreak, Daybreak expects that it will not have a new location prepared for the rig to move to within seven days after reaching completion or abandonment of drilling a well, Daybreak agrees to release the rig to Green River so that Green River may contract with another operator for a single-well contract. Alternatively, Daybreak may, at its option, elect to pay Green River a standby rate of $12,000.00 per day for each day that the rig remains idle. No deduction from the standby rate for preferred use discount (item 10) will be allowed.

15. There will be no day-rate charge to Daybreak for equipment breakdown or maintenance that results in cessation of drilling operations for longer than 12 hours in one 24-hour period.

Ownership in Green River

16. For a period of 18 months from the Effective Date, and only if the payment of funds by Daybreak set forth in paragraphs 1 and 2 above total at least $600,000, Daybreak will have the exclusive option to purchase from W.D. Harden a 49% membership interest in Green River on the terms and conditions set forth in the Option to Purchase Interest agreement executed by the parties contemporaneous with this Agreement.

Miscellaneous

17. Green River shall be excused from completing its refurbishment of the rig for so long as such performance is prevented or hindered by any act of God, action of the elements, wars (declared or undeclared), insurrection, revolution, rebellions or civil strife; piracy, civil war or hostile action; terrorist acts; strikes; differences with workmen; acts of public enemies; federal or state laws, rules, regulations, dispositions or orders of any governmental authorities having jurisdiction on the premises or of any other group, organization or informal association (whether or not formally recognized as a government); inability to procure material, equipment or necessary labor in the open market; acute and unusual labor or material, equipment or fuel shortages, or any other causes (except financial) beyond the control of Green River.

18. This Agreement and the other agreements mentioned herein sets forth the

entire agreement between the parties relating to the subject matter and stands in the place of any previous agreement, whether oral or in writing. No amendment to this Agreement shall be binding upon either party unless in a written instrument executed by both parties.

19. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators and assigns.

20. The parties acknowledge that in the performance of this Agreement they are acting independently and not as partners in any capacity, mining or otherwise.

21. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument. Executed originals may be delivered by facsimile, and for the purposes of enforcement a facsimile shall be deemed to be an original.

IN WITNESS WHEREOF this Agreement has been executed, as of the Effective Date.

Executed on August 22, 2006

Thomas C. Kilbourne
Treasurer
Daybreak Oil & Gas, Inc.

Executed on August 22, 2006

William D. Harden
Manager
Green River Drilling, LLC

For purposes of paragraph 16, only:

William D. Harden
Individually